                                                                   Exhibit 11.2

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
                                                               HELPMATE ROBOTICS INC.
                                                         CALCULATION OF NET LOSS PER COMMON
                                                                        SHARE
                                                       -------------------------------------
                                                                        YEAR
                                                                        ENDED
SUPPLEMENTAL EARNINGS PER SHARE                                       12/31/96
                                                      ---------------------------------------
Historical
Net Loss Applicable to Common Shareholders...........               $  (5,057,858)
                                                                  ----------------------
                                                                  ----------------------
Weighted Average Common Shares Outstanding...........                   5,844,084
Incremental Shares Issuable Pursuant to SAB Topic
  4D.................................................                       3,697
Shares Applicable to Convertible Preferred Stock.....                     153,847
                                                                   ----------------------
Total Shares.........................................                   6,001,628
                                                                   ----------------------
                                                                   ----------------------
Historical Net Loss Per Common Share.................               $       (0.84)
                                                                   ----------------------
                                                                   ----------------------

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